UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 11, 2005

Date of report (Date of earliest event reported)

PepsiAmericas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15019	13-6167838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

(Address of principal executive offices, including zip code)

(612) 661-3883

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 11, 2005, PepsiAmericas, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Loop Capital Markets, LLC entered into an underwriting agreement and a terms agreement. Pursuant to such agreements, we agreed to sell, and the underwriters agreed to buy, $250 million principal amount of 5.00% Notes due 2017 and $250 million principal amount of 5.50% Notes due 2035.  The transaction is scheduled to close on Wednesday, May 18, 2005.  We estimate that the net proceeds to our company, after deducting the underwriting discount and estimated offering expenses, will be approximately $492,477,500.  We expect to use the net proceeds primarily to fund our offer to purchase any and all of our 6.50% Notes due 2006 (originally issued by our predecessor, Whitman Corporation), our 5.95% Notes due 2006 and our 3.875% Notes due 2007, upon the terms and subject to the conditions set forth in our offer to purchase such notes.

The underwriting agreement and terms agreement contain terms and conditions that are customary for transactions of this nature.  The underwriting agreement, which appears as Exhibit 10.1 to this report, and the terms agreement, which appears as Exhibit 10.2 to this report, are incorporated by reference in response to this Item 1.01.

ITEM 9.01                   FINANCIAL STATEMENTS AND EXHIBITS

(c)                                  See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiAmericas, Inc.

Date: May 17, 2005	By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

10.1

Underwriting Agreement by and among PepsiAmericas, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Loop Capital Markets, LLC, dated May 11, 2005.

10.2

Terms Agreement by and among PepsiAmericas, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and Loop Capital Markets, LLC, dated May 11, 2005.